Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jefferies Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-169377, 333-51494 and 333-143770) on Form S-8 and  (No. 333-169379) on Form S-3 of Leucadia National Corporation of our report dated February 26, 2010 (February 2, 2011 as to the effects of correcting the 2009 and 2008 consolidated financial statements described in Note 1), with respect to the consolidated statements of financial condition of Jefferies Group, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of earnings, changes in stockholders’ equity, comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2009, which report appears in the 2010 Annual Report on Form 10-K of Leucadia National Corporation.

/s/ KPMG LLP

New York, New York
February 24, 2011